Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com News Release HP Inc. Names Marie Myers as Acting Chief Financial Officer Steve Fieler to depart for new role outside the company
Editorial contacts HP Inc. Media Relations MediaRelations@hp.com HP Inc. Investor Relations InvestorRelations@hp.com

PALO ALTO, Calif. – September 9, 2020 – HP Inc. (NYSE: HPQ) today announced the appointment of Marie Myers as acting Chief Financial Officer (CFO) effective October 1, 2020. She assumes the responsibilities of Steve Fieler, who is departing for a role outside the company. HP plans to initiate a comprehensive internal and external search for a permanent successor.

“As CFO since 2018, Steve has provided tremendous leadership to our financial organization and helped HP to create significant value for shareholders. He built a world-class team that is delivering strong results and I am grateful for his many contributions to our business. We wish him continued success as he begins the next chapter in his career,” said Enrique Lores, President & CEO, HP Inc.

As Chief Transformation Officer, Myers currently leads the company’s IT and Transformation organization, focused on delivering cost savings and implementing technologies, tools and processes that support the company’s corporate strategy. Myers will continue to serve in her current role as she takes on these expanded responsibilities. She has more than 20 years of HP financial experience, having served as Global Controller, Americas CFO of Personal Systems, and finance lead for the HP Inc. businesses during the separation of Hewlett-Packard Company. Myers also served as the CFO at UiPath, a robotic process automation company, before returning to HP earlier this year.

“Marie is a highly respected leader within HP whose financial acumen and operational rigor will serve her well in this important role,” Lores said. “Since returning to HP earlier this year, Marie’s leadership has been integral to our success as she transforms the way we work to better serve customers and maximize efficiency. Her experience in finance strategy, cost management and restructuring will ensure a seamless transition as we continue to position HP for the future.”

About HP Inc.

HP Inc. (NYSE: HPQ) creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at www.hp.com.